McGuire Woods Battle & Boothe LLP
One James Center
901 East Cary Street
Richmond, Virginia 23219-4030


July 29, 1999



Board of Directors
Commonwealth Cash Reserve Fund
P.O. Box 1192
Richmond, Virginia 23209-1192

Gentlemen:

   You have requested the following opinions with respect to the shares (the "Shares") of the Commonwealth Cash Reserve Fund, Inc., a Virginia corporation (the "Fund"), to be offered pursuant to Post-Effective Amendment No. 19 (the "Post-Effective Amendment") to the Fund's registration statement to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act of 1940, as amended.

   We have reviewed originals or copies of (i) the Articles of Incorporation, Bylaws and other corporate documents of the Fund and (ii) certain resolutions of the Board of Directors of the Fund. In addition, we have reviewed such other documents and have made such legal and factual inquiries as we have deemed necessary or advisable for purposes of rendering the opinions set forth below. The opinions set forth below are based exclusively on Virginia law and federal laws of the United States of America.


    Based upon and subject to the foregoing, we are of the opinion that:

   1) The Fund is duly organized and validly existing under the laws of the Commonwealth of Virginia; and

   2) The Shares to be registered under the Post-Effective Amendment have been duly authorized and, when issued and paid for as described in the Post-Effective Amendment, will be validly issued, fully paid and nonassessable.


   We hereby consent to the reference to our firm in the Post-Effective Amendment and the prospectus of the Fund included therein, and to the filing of this opinion as an exhibit to the Post-Effective Amendment and any notice filing required pursuant to the securities laws of the various states which the Shares will be offered. In giving this consent, we do not admit that we are in the category of persons whose consent is required by the Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.


Very truly yours,



/s/ McGuire, Woods, Battle & Boothe LLP
    McGuire, Woods, Battle 7 Boothe LLP